Exhibit 99.1

GLOBAL NET LEASE announces $76 Million Guernsey, channel islands Acquisition, $456 million of closed and pipeline acquisitions

NEW YORK –September 9, 2021 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today that on September 2, 2021 the Company closed on the acquisition of Trafalgar Court, a premier office building leased to two tenants in Guernsey, Channel Islands, for a contract purchase price of $76.5 million1 excluding closing costs. Year to date, the Company has closed on six properties for a contract purchase price of $326.3 million1, including the previously announced acquisition of the McLaren Group headquarters in Woking, Surrey, England. The acquisitions were completed at a going-in capitalization rate2 of 9.13%, a weighted-average capitalization rate of 10.23%, and had a weighted average remaining lease term of 18.0 years at closing.

The Company also announced a forward acquisitions pipeline of seven properties with a contract purchase price of $130.1 million3, consisting of signed purchase and sale agreements and signed letters of intent. The forward pipeline has a weighted-average going-in capitalization rate 6.73%, a weighted-average remaining lease term of 14.5 years and includes properties leased to Walmart and Pilot Point Steel. Combined with the closed acquisitions, GNL’s total closed and under agreement acquisitions for 2021 have a contract purchase price of $456.4 million at a weighted-average going-in capitalization rate of 7.65% and a weighted-average remaining lease term of 15.9 years.

“We were invited to bid on Trafalgar Court because of our stellar execution in the McLaren transaction earlier this year and our growing reputation as the preeminent REIT buying large office, industrial and distribution assets in the UK and Europe,” said James Nelson, CEO of GNL “We agreed to acquire this property with a strong tenant base that is nearly 100% implied investment grade rated at an excellent 8.05% going-in cap rate at the time we signed the contract due to a near-term lease expiration for a significant tenant. Prior to closing, we leveraged our property management experience to help secure a 15-year lease extension for the expiring tenant, representing 23% of the building’s space, extending the weighted-average remaining lease term for the property to 9.3 years from 5.8 years. We believe this extended lease and other steps we are evaluating will give us the opportunity to unlock significant value from this property. Our forward pipeline of accretive industrial and office acquisitions maintains GNL’s growth trajectory.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global coronavirus pandemic, including actions taken to contain or treat the coronavirus, on the Company, the Company’s tenants and the global economy and financial markets as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 26, 2021, and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

1.	Based on prevailing exchange rates on date of closing
2.	Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average going-in capitalization rate is based upon square feet of the date of acquisition.
3.	Four of the pending acquisitions are subject to a definitive purchase and sale agreement, which are subject to conditions, and three of the pending acquisitions are subject to a letter of intent, which is nonbinding. These pending acquisitions may not be completed on the contemplated terms or at all.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com Phone: (212) 415-6510